THE SOMERSET GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Nature of Operations and Summary of Significant
Accounting Policies

The Somerset Group, Inc. (The Company ) is a registered savings bank holding company. It s major asset is a 21.9% ownership interest in First Indiana Corporation, which owns 100% of First Indiana Bank, a federally chartered stock savings bank. The Company also operated in the construction industry during the three years shown in the accompanying financial statements. During 1995 and 1994 the Company sold substantially all assets of its construction industry operations for a combination of cash and notes receivable. The Company recently formed a new financial services division and is seeking acquisitions in select financial service industries, including fund management, leasing, and technology based banking services.

(a) Principles of Consolidation: The consolidated financial statements include the accounts of The Somerset Group, Inc.
     ( the Company ) and its 100% owned subsidiaries for all periods and a 51% owned subsidiary through its sale on October 31, 1994.

(b) Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include: cash on hand, cash in banks, and money market funds immediately available.

(c) Short-Term Investments: The investments are valued at market price on the statement date. They are available-for-sale and proceeds are available on three days notice. Unrealized holding gains and losses are excluded from earnings and are reported net of deferred income taxes as a separate component of shareholders equity until realized.

(d) Investment in First Indiana Corporation: First Indiana Corporation is a bank holding company whose primary subsidiary is a savings bank which operates in Indiana, North Carolina, and Florida through its mortgage banking division. The Company s investment in First Indiana Corporation is stated at cost, adjusted for the Company s share of undistributed earnings, and includes adjustments under the purchase method of accounting. Capital changes of First Indiana Corporation are reflected as a separate component of consolidated retained earnings.

(e) Construction Contracts: The Company used the percentage-of-completion method for reporting profits from construction contracts for financial statement purposes during the periods it conducted such business. The units-of-production method was utilized in the computation. Contracts in progress, unbilled, consists of costs incurred under contracts plus gross profit for the units completed that, in accordance with progress billing terms of the individual contracts, are not yet billable to the customer.

  At December 31, 1995, there were no such contracts in progress.
  At December 31, 1994, the total value of work completed for such contracts in progress was $8,820,000, of which $7,502,000 had been billed.

(f) Inventories: Inventories are stated at the lower of cost or replacement market. Cost is determined principally by the first-in, first-out method. Inventory consists of raw materials and supplies.

(g) Property, Plant and Equipment: Property, plant and equipment are stated at historical cost for financial reporting purposes, depreciation is determined using the straight-line method based upon the estimated useful lives of the individual assets. Both straight-line and accelerated methods are used for income tax purposes.

(h) Employee Benefit Plans: The Company maintained a non-contributory, trusteed, defined benefit Pension Plan and an Employee Savings and Investment Plan which was qualified for tax deferred employee contributions under section 401(k) of the Internal Revenue Code. The Employee Savings and Investment Plan was terminated on June 30, 1995, and the Pension Plan was terminated on November 30, 1995.
                                   -22-


  Benefits of the Pension Plan were based on years of service and the employee s compensation. The Company has provided for contributions to the plan equal to the estimated value of all participants benefits. The Employee Savings and Investment Plan was a trusteed, defined contribution plan with the Company matching a portion of the employee s contribution in the form of shares of the Company s common stock. All Company matching contributions have been made.

(i) Income Taxes: The Company uses the asset and liability method to account for income taxes. The principal temporary difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities that results in deferred taxes is the investment in First Indiana Corporation, accounted for under the equity method of accounting.

(j) Income Per Share: Income per share is based on the average number of common shares and common share equivalents (stock options) outstanding during the year. The effect of outstanding stock options on income per share on a fully diluted basis is not material. All share and per share amounts have been adjusted for a five-for-four stock split that was effective February 29, 1996.

(k) Treasury Shares: Treasury shares issued to fund employee benefit plans are valued at average cost of all treasury shares at the date of issuance.


Note 2.  Sale of Assets

The Company sold all assets of its construction products and services operations during 1995 and 1994, and ceased doing business in the construction industry. The results of these operations are included in the consolidated financial statements through the dates of sale. The total sale price of the assets was $5,522,000 and $1,437,000 for 1995 and 1994, respectively. After consideration of expenses relating to the sales, the Company recorded gains on sale before income taxes of $1,293,000 and $76,000, respectively. These assets represented all of the Company s operating activities, and therefore the Company had no direct sales nor operating activities following the sale.

Note 3.  Short-Term Investments

Short-term investments are valued at market price and are available-for-sale. The Company is actively seeking new businesses in the financial services industry and expects to utilize these funds for that purpose.
The investments at December 31, 1995, consisted of bond mutual funds as follows:


                                             Unrealized     Market
                                     Cost          Gains          Value

     MFS Limited Maturity Fund     $3,022,000     $ 13,000       $3,035,000

     Armada Fixed Income Fund       4,053,000      106,000        4,159,000

                                   $7,075,000     $119,000       $7,194,000





                                   -23-


Note 4.  Trade Accounts, Notes and Other Receivables

Trade accounts, notes and other receivables are net of allowances for doubtful accounts of $105,000 and $8,000 at December 31, 1995 and 1994.  Activity concerning the allowances for doubtful accounts for the three years ended December 31, 1995 was as follows:
                                               1995      1994      1993
Balance at beginning of period                $8,000   $25,000   $51,000
Additions charged to costs and expenses      105,000       ---      ---
Uncollectible accounts written off,
  net of recoveries                           (8,000)  (17,000)   (6,000)
Amount credited to costs and expenses           ---       ---    (20,000)
  Balance at end of period                  $105,000    $8,000   $25,000

Note 5.  Investment in First Indiana Corporation

The Company s percentage ownership in First Indiana Corporation was as follows:
(Shares have been adjusted for First Indiana Corporation s six-for-five stock split effective February 21, 1996.)
                                               First Indiana
                                    Shares     Shares      Percentage
As of:                               Owned  Outstanding     Ownership
  December 31, 1995              1,811,979    8,272,323        21.9%
  December 31, 1994              1,811,979    8,649,902        20.9%
  December 31, 1993              1,769,980    8,580,490        20.6%

The Company s equity in earnings of First Indiana was as follows:

Year Ended December 31,
                                              1995     1994      1993
Equity in earnings of First Indiana based
  on percentage of ownership            $3,624,000  $2,169,000  $3,115,000

Purchase price adjustments:
  The Company s equity ownership
  of First Indiana s net assets exceed
  the actual cost of its shares.  Under
  the purchase accounting method,
  these purchase price adjustments
  are being amortized to income using
  both the declining balance and straight
  line methods and amortization periods
  of 3 to 10 years                         314,000     447,000     499,000
Total equity in earnings                $3,938,000  $2,616,000  $3,614,000

At December 31, 1995, the unamortized balance of the purchase price adjustments was $767,000.

The changes to retained earnings for equity in other capital changes of First Indiana Corporation primarily represents dilution of the Company s percentage share of First Indiana s net worth that resulted from shares of common stock issued, treasury shares acquired, and unrealized investment gains and losses of First Indiana. Equity in undistributed earnings and capital changes of First Indiana of $14,603,000 and $11,632,000 are included in consolidated retained earnings at December 31, 1995 and 1994, respectively.

                                   -24-



First Indiana Corporation is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision has promulgated regulations governing dividend payments, stock redemptions, and other capital distributions, including up streaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may make distributions to First Indiana Corporation of up to 100 percent of the Bank s net earnings over the most recent four-quarter period, less distributions made during such four-quarter period. The Bank is required to give the Office of Thrift Supervision 30 days advance notice before declaring a dividend.


Note 6.  Other Assets

Notes receivable consisted of the following:           December 31,
                                                      1995        1994
  Long-term note receivable in connection
  with the sale of discontinued radio
  broadcasting properties                          $471,000    $487,000

  Long-term note receivable in connection with the
  sale of investment in Mid-America Media, Inc.         ---      24,000

  Long-term note receivable in connection
  with the sale of construction assets               300,000        ---
                                                    $771,000   $511,000
Other consisted of the following:

  Investment in split-dollar life insurance contract
  for a key officer of the Company, secured by
  cash value and contractual guarantee of yield     $460,000   $460,000

  Other                                                  ---     70,000
                                                    $460,000   $530,000

Note 7.  Long-Term Debt

Long-term debt consisted of the following:               December 31,
                                                        1995       1994
  Note payable to bank at 8.23%.
  Retired on May 19,1995.                     $         ---   $3,000,000

  Note payable to bank at 6.85%, with final
  due date of January 2, 1997, at option of
  Company.                                         2,500,000   2,500,000
                                                  $2,500,000  $5,500,000

The Company paid interest of $286,000, $436,000, and $637,000 during the years ended December 31, 1995, 1994, and 1993, respectively.







Note 8.  Business Segment                       Year Ended December 31,
                                             1995        1994        1993
Net sales of construction products and services*
                                      $11,178,000  $23,467,000  $14,555,000
Operating profit of construction products & services
                                        1,019,000    2,715,000    1,144,000
Add (deduct):
  Equity in earnings of First Indiana Corp.
                                        3,938,000    2,616,000    3,614,000
  Gain on sale of assets                1,293,000       76,000         ---
  Realized investment gains               107,000         ---          ---
  Dividend and interest income            447,000       70,000       95,000
  Interest expense                       (286,000)    (438,000)    (511,000)
  General corporate expense              (970,000)    (907,000)    (711,000)
Income from operations before taxes    $5,548,000   $4,132,000   $3,631,000
Identifiable assets
  Construction products and services $      ---    $11,834,000  $11,351,000
  Investment in First Indiana Corp.    27,549,000   24,265,000   21,873,000
  Corporate assets                     11,177,000    3,705,000    1,771,000
Total assets                          $38,726,000  $39,804,000  $34,995,000
Depreciation and amortization
  Construction products and services     $237,000     $670,000     $526,000
  Corporate assets                         15,000       15,000       15,000
Total depreciation and amortization      $252,000     $685,000     $541,000
Capital expenditures:
  Construction products and services      $44,000   $1,250,000   $1,222,000

* All assets of the construction products and services division
were sold during 1995.   See Note 2.

Note 9.  Income Taxes

Total income tax expense (benefit) for the three years ended
December 31, 1995 was allocated as follows:


                                           Year Ended December 31,
                                             1995        1994        1993
Income from operations                   $2,190,000  $1,608,000  $1,437,000
Retained earnings for:
  Unrealized investment gains                46,000        ---        ---
  Equity in other capital changes of Firest Indiana
                                             76,000      (9,000)     18,000
Total income tax expense                 $2,312,000  $1,599,000  $1,455,000

Income tax expense attributable to income from operations consisted of:

Current:
   Federal                                 $637,000    $273,000  $     ---
   State and local                          149,000      70,000        ---
                                            786,000     343,000        ---
Deferred:
  Federal                                 1,138,000     997,000   1,135,000
  State and local                           266,000     268,000     302,000
                                          1,404,000   1,265,000   1,437,000
Total:
  Federal                                 1,775,000   1,270,000   1,135,000
   State and local                          415,000     338,000     302,000
Total income tax expense on income
   from operations                       $2,190,000  $1,608,000  $1,437,000
                                   -26-

Income tax expense attributable to income from operations differed from the amounts computed by applying the federal income tax rate of 34% to pretax income from operations as a result of the following:

                                                    Year Ended December 31,
                                               1995       1994         1993
Federal income tax at statutory rate, 34%  $1,886,000 $1,405,000  $1,235,000
Add (deduct) tax effect of:
  State and local income taxes,
  net of federal income tax benefit           304,000    204,000     199,000
Other                                            ---      (1,000)      3,000
                                           $2,190,000 $1,608,000  $1,437,000


The Company made income tax payments of $1,168,000 during 1995 and $24,000 during 1994, and received income tax refunds (net of payments made) of $33,000 for the year ended December 31, 1993.

The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 1994 and 1993 are presented below:

                                                           December 31,
Deferred tax assets:                                    1995          1994
  Compensated absences (principally vacation earned)
     accrued for financial reporting purposes          $7,000       $72,000

  Pension benefits accrued for financial reporting purposes
                                                       42,000       104,000
  Net operating loss carry forwards                      ---        234,000
  Other                                                78,000       105,000
  Less valuation allowance                               ---       (234,000)
     Total deferred assets                           $127,000      $281,000

Deferred tax liabilities:
  Investment in First Indiana Corporation          $6,000,000    $3,949,000
  Unrealized investment gain                           46,000          ---
  Plant and equipment                                  12,000       640,000
  Contracts in progress - unbilled                       ---         97,000
     Total deferred liabilities                     6,058,000     4,686,000
Net deferred tax liability                         $5,931,000    $4,405,000

Note 10.  Stock Incentive Plans

Stock Options
All share and price per share amounts have been adjusted for a five-for-four stock split that was effective February 29, 1996. The Company s 1986 and 1991 Stock Incentive Plans provide for granting of stock options to officers and other key employees at the quoted market value of the Company s common stock on the date of the grant. The terms and conditions of both the 1986 and 1991 Plans are identical. Options are exercisable during a period of two to five years after the date of grant, and expire five years from the date of grant. The 1986 Plan authorized 117,187 shares for granting options, and the 1991 plan authorized 125,000 shares for granting options, with or without stock appreciation rights.

The Company also maintains a 1991 Director Stock Option Plan, which authorized 62,500 shares. The plan provides for the granting of stock options to non-employee directors of the Company. Grants issued are non-qualified stock options, which do not afford favorable tax treatment to recipients and which normally result in tax deductions to the Company.

                                   -27-


Options are granted annually at the time of the annual meeting of the shareholders, at the quoted market price on that date. The plan allows no more than the grant of 12,500 shares annually. Director options have a term of five years and are exercisable at any time during that term.

The following summary reflects changes in the options outstanding during the three years ended December 31, 1995.

                              Officers & Key
                              Employees       Directors          Price Range
                                Plans            Plan           Per Share
Balance at December 31, 1992    93,563          15,000          $5.00-$13.60
   Options granted              28,250           6,250           $7.30-$7.40
   Options expired              (4,250)         (2,500)          $5.20-$7.50
Balance at December 31, 1993   117,563          18,750           $5.00-$13.60
   Options granted              29,500           5,000           $9.50-$10.40
   Options expired                ---           (3,750)          $5.20-$7.40
   Options exercised           (28,625)           ---            $5.00-$5.30
Balance at December 31, 1994   118,438          20,000           $5.00-$13.60
   Options granted              13,750           5,000                 $10.60
   Options expired             (19,500)           ---            $5.20-$10.40
   Options exercised           (29,813)            ---           $5.00-$7.30
Balance at December 31, 1995    82,875          25,000           $5.00-$13.60

At December 31, 1995, all of the following options were exercisable except for 5,000 shares at $10.40 per share and 5,000 shares at
$10.60 per share.  Outstanding option shares at December 31, 1995, by exercise price per share, were as follows:
                                                Officers & Key
                              Price Per        Employees           Directors
                                Share            Plans                Plan
                                 $5.00            3,750                 ---
                                  5.20           17,250               5,000
                                  5.30            5,250                 ---
                                  5.83            8,125                 ---
                                  6.00             ---                 5,000
                                  7.30           13,750                 ---
                                  7.40             ---                 5,000
                                  7.50            3,500                 ---
                                  9.50             ---                 5,000
                                 10.40           13,750                 ---
                                 10.60           13,750                5,000
                                 13.60            3,750                 ---
                                                 82,875               25,000
Stock Grants
The Company s 1986 and 1991 Stock Incentive Plans also provide for the issuance of stock grants to key individuals for achievement of specific results over a three-year period. On April 1, 1994, the Company awarded 12,500 shares of stock to each of two executive officers. These shares are subject to recall by the Company in the event that certain specific employment and performance objectives are not met by March 31, 1997. The Company has charged expense for $82,000 and $62,000 during 1995 and 1994, respectively, in connection with these grants.

Reserved for future stock options and stock grants at December 31, 1995 are 75,875 shares under the Officers and Key Employees Plans and 37,500 shares under the Directors Stock Option Plan.

Note 11.  Retirement Plans

The Company sponsored a 401(k) savings plan that was qualified for tax-deferred employee contributions under the Internal Revenue code. The 401(k) savings plan was terminated on April 30, 1995. The Company also maintained a non-contributory, defined benefit pension plan covering non-bargaining unit employees. The defined benefit pension plan was terminated on November 30, 1995. Both plan terminations occurred as a result of the sale of the assets of the construction products and services divisions and the related termination of employment of the divisions employees. These employees constituted the major portion of all participants of the plans.

The Company has accrued pension costs at December 31, 1995 of
$106,000 for changes in valuation of plan benefits and market value of plan assets before such approvals are obtained.  Net periodic pension expense for the plan consisted of the following:
                                                   Year Ended December 31,
                                            1995        1994         1993
Service cost benefits earned during the year
                                        $150,000        $153,000    $143,000
Interest cost on projected benefit obligation
                                         321,000         303,000     298,000
Return on plan assets                   (298,000)         40,000     (95,000)
Net amortization and deferral            (22,000)       (375,000)   (254,000)
Gain on termination of plan             (344,000)           ---         ---
   Net pension expense (benefit)       ($193,000)       $121,000     $92,000

The actuarial estimated value of the accumulated benefit for all vested plan participants and the value of all pension trust assets on the date of plan termination were:

          Vested accumulated benefit obligations            $4,245,000
          Fair value of plan assets                          4,312,000
          Plan assets in excess of benefit obligations      $   67,000

It is anticipated that the excess plan assets will be used to pay expenses of the plan termination and liquidation. The plan termination is pending approval of the Pension Benefit Guarantee Corporation and the Internal Revenue Service. The vested accumulated benefit obligations were determined using the published discount rate of the Pension Benefit Guaranty Corporation of 4.5%. The plan assets were valued at market value and consisted primarily of U. S. Government agency obligations.

In addition, the amounts contributed to multi-employer pension plans, under contracts with various construction trade unions, for the three years ended December 31, 1995, 1994, and 1993 for operations to the dates of sale were $136,000, $156,000, and $129,000, respectively. All contracts with unionized employees were assumed by the purchasers of the construction assets.

Note 12.  Subsequent Event

On February 14, 1996, the Board of Directors declared a five-for-four stock split to be issued March 11, 1996, to shareholders of record on February 29, 1996. All per share amounts shown in the financial statements have been adjusted accordingly.

Note 13.  Commitments and Contingencies

The Company, in the normal course of business, is involved in various claims and contingencies. After taking into consideration legal counsel s evaluation and the extent of insurance coverage, management is of the opinion that the outcome of claims and contingencies will not result in any ultimate liability material to the consolidated financial statements.

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